ARTICLES OF INCORPORATION
                                    OF
                     NEW CENTURY CAPITAL & CONSULTING CORP.

         The undersigned incorporator hereby forms a corporation under Chapter 607 of the laws of the State of Florida.

                                    ARTICLE 1
                                      NAME

         The name of the corporation shall be:

                   NEW CENTURY CAPITAL & CONSULTING CORP.

         The address of the principal office of this corporation shall be:

                           2505 NW Boca Raton Blvd.
                           Boca Raton, Florida 33431


                                   ARTICLE 11
                               NATURE OF BUSINESS

         This corporation may engage or transact any or all lawful activities or business permitted under the laws of the United States, the State of Florida or any other state, country, territory or nation.

                                   ARTICLE III
                                  CAPITAL STOCK

         The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 25,000,000 shares of common

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stock, $.001 par value per share and 5,000,000 shares of preferred stock, $.001 par value per share with such rights and preferences as determined by the Board of Directors.

                                   ARTICLE IV
                           INITIAL BOARD OF DIRECTORS

                  The corporation shall have one director initially. The number of directors may be either increased or diminished from time to time as provided in the bylaws but shall never be less than one. The name and address of the initial director of this corporation is:

                                 JEFFREY G KLEIN
                         23123 State Road 7, Suite 350-B
                            Boca Raton, Florida 33428

                                    ARTICLE V
                                REGISTERED AGENT

         The name and street address of the initial registered agent of the corporation shall be:

                                Jeffrey G. Klein
                             23123 STATE ROAD SEVEN
                                   Suite 350-B
                            BOCA RATON, FLORIDA 33428


                                   ARTICLE VI
                                TERM OF EXISTENCE

         This corporation is to exist perpetually.


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                                   ARTICLE VII
                                  INCORPORATOR

         The name and address of the incorporator to these Articles of Incorporation is:

                            JEFFREY G. KLEIN, ESQUIRE
                                   SUITE 350-B
                             23123 STATE ROAD SEVEN
                            BOCA RATON, FLORIDA 33428

                                  ARTICLE VIII
                                    ELECTIONS

                  The Corporation expressly elects not to be governed by the provisions of Section 607.0901 and 607.0902 of the Florida Business Corporation Act.

         IN WITNESS WHEREOF, I have made and subscribed these Articles of Incorporation this 5h day of January 2000.


                                           ------------------------------
                                           JEFFREY G. KLEIN, INCORPORATOR



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                    ACCEPTANCE OF REGISTERED AGENT DESIGNATED

         JEFFREY G. KLEIN, having a business office identical with the registered office of the corporation named above, and having been designated as the Registered Agent in the above Articles of Incorporation and is familiar with and accepts the obligation of the position of Registered agent under Section
607.0505 Florida Statutes.




                                         ----------------------------------
                                          JEFFREY G. KLEIN, REGISTERED AGENT




















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